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                                                                    EXHIBIT 10.6

                         AGREEMENT FOR PURCHASE AND SALE
                          AND JOINT ESCROW INSTRUCTIONS
                      (Torrey Pines Science Center Lot 29)

         This Agreement for Purchase and Sale and Joint Escrow Instructions (this "Agreement") is entered into as of April 30, 2003 (the "Effective Date"), by and between Neurocrine Biosciences, Inc., a Delaware corporation ("Seller"), and Pfizer Inc., a Delaware corporation ("Buyer"), who agree and, to the extent applicable, instruct Chicago Title Company ("Escrow Holder") as follows:

                                    RECITALS

This Agreement is made with reference to and in contemplation of the following recital of essential facts:

         A. Seller is the owner of certain unimproved real property located in the Torrey Pines Science Center designated Lot 29 thereof, in the City of San Diego, State of California (the "Real Property"). The legal description of Real Property is set forth on the attached Exhibit A, as such legal description may be modified by the Lot Line Adjustment (as defined in Section 5.8 below).

         B. The Real Property is currently utilized by Seller and DPR Construction, Inc. ("DPR"), and their respective employees and contractors, as a parking field, with DPR's use thereof subject to the covenants, terms and conditions of that certain Parking License dated as of July 10, 2002 (the "Parking License"). Concurrent with the close of escrow pursuant to this Agreement, Seller and Buyer have agreed to (1) either terminate the Parking License or assign Seller's interest therein, as licensor, to Buyer, and (2) to enter into a lease or license for a portion of the Real Property for Seller's parking requirements associated with its business operations in the building located on Lot 30 of the Torrey Pines Science Center ("Lot 30"), which is adjacent to the Real Property and which Buyer has agreed to purchase from the current owner thereof.

         C. Buyer intends to purchase and Seller intends to sell that certain Property, consisting of the Real Property and all of Seller's interest in the rights, improvements and appurtenances thereto, as more fully set forth in this Agreement.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are hereby incorporated into this Agreement, and the mutual covenants set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

         1. Purchase and Sale. In accordance with and subject to the terms, provisions, and conditions of this Agreement, Seller shall sell, and Buyer shall buy, Seller's interest in and to (a) the Real Property, (b) all improvements, now or later constructed in, on or under the Real Property (the "Improvements"), (c) all appurtenances, streets, easements, rights of way, cross-use agreements, licenses, or other interests in, on, across, in front of, abutting, or adjoining the Real Property, and (d) all of Seller's transferable rights in contracts (but not including any insurance contracts), agreements, warranties, guarantees, permits and authorizations to the extent applicable to the operation, maintenance or repair of the Real Property or the Improvements, if any, and all transferable approvals issued by governmental authorities respecting the Real Property and interests appurtenant

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thereto and all other intangible property (together with the items referenced in subpart (c) of this Section 1, the "Intangible Property"), subject to no liens, restrictions, and encumbrances of record except for those approved in writing by Buyer or disapproved and subsequently waived by Buyer in accordance with Section
5.3 hereof.

         2.       Escrow

                  2.1. Opening of Escrow. Within five (5) business days of Buyer and Seller's execution of this Agreement, Buyer and Seller shall cause an escrow ("Escrow") to be opened with Escrow Holder, at 925 B Street, San Diego, California 92101 for the purpose of facilitating the consummation of this Agreement. Buyer and Seller shall open the Escrow by delivering to Escrow Holder a fully executed original (or executed counterparts) of this Agreement and within five (5) days after the opening of Escrow, Buyer shall deposit by wire transfer payable to Escrow Holder, or other immediately available funds, in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Deposit"). Escrow Holder shall immediately invest the Deposit in an interest bearing account with a financial institution reasonably satisfactory to Buyer and Seller. All interest income resulting from the Deposit shall be credited to Buyer. The provisions of this Agreement constitute instructions to Escrow Holder; provided, however, Buyer and Seller also shall execute any supplemental mutual instructions as Escrow Holder may reasonably require, consistent with this Agreement. Any inconsistency between any such further mutual instructions and this Agreement must be resolved in a manner consistent with this Agreement and the provisions of this Agreement prevail unless any such inconsistent provision is expressly waived by Buyer and Seller in a writing specifically referring to the fact of the inconsistency and the intent to waive it. Seller shall have no obligations to Buyer for any acts or omissions of Escrow Holder or any institution in which the Deposit is invested by Escrow Holder.

                  2.2. Closing Dates. The Closing of the sale of the Property to Buyer and the commencement of Buyer's lease or license of a portion of the Property to Seller for parking (the "Closing") shall occur concurrently on November 24, 2003 (the "Closing Date") . Escrow Holder shall close Escrow in accordance with Section 9 below (the "Close of Escrow"), after having received all of Buyer and Seller's Deliveries in accordance with Sections 7 and 8.

If the Closing does not occur on or before the Closing Date, then Buyer or Seller, if not in default under this Agreement, may at any time thereafter give written notice to Escrow Holder to cancel the Escrow, whereupon the Escrow and the subject transaction become terminated and all monies and documents in Escrow Holder's possession must be distributed by Escrow Holder in accordance with the provisions of this Agreement and such additional mutual instructions as the parties may provide. Such cancellation of Escrow will not prejudice or limit any legal or equitable rights of Buyer or Seller.

         3. Purchase Price. The purchase price payable by Buyer for the Property is $4,480,000 (the "Purchase Price"), and shall be payable as follows:

                  3.1. Application of Deposit. The Deposit, plus interest accrued thereon, shall be applied by Escrow Holder to the Purchase Price for the Property at the Closing.

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                  3.2      Payment of Balance of Purchase Price. On or before
the Closing Date, Buyer shall deposit with Escrow Holder cash or other immediately available funds in the amount of the balance of the Purchase Price, plus the other sums required of Buyer under this Agreement to pay costs and prorations.

         4.       Intentionally Deleted.

         5. Conditions Precedent to Obligations of Buyer. Buyer's obligations under this Agreement are subject to Buyer's written notification to Seller and Escrow Holder that the following conditions precedent (collectively, "Buyer's Conditions") have been satisfied, approved, or waived by Buyer, determined in Buyer's sole discretion, on or before the expiration of ninety days following the Effective Date (the "Feasibility Study Period"). Unless Buyer notifies Seller or Escrow Holder in writing on or before the expiration of the Feasibility Study Period that the applicable Buyer's Conditions have been satisfied, then (a) such Buyer's Condition(s) shall be deemed to have been disapproved by Buyer, (b) this Agreement and the Escrow shall be deemed terminated and neither Buyer nor Seller shall have any further obligation to the other under this Agreement, (c) all costs associated with the cancellation of the Escrow shall be shared equally by Buyer and Seller, and (d) Escrow Holder shall, without requiring any further instructions from Seller, immediately return the Deposit plus interest accrued thereon to Buyer, less Buyer's share of cancellation costs, if any, described in (c) above.

                  5.1. Due Diligence Deliveries By Seller. Buyer hereby acknowledges that Buyer has received from Chicago Title Company ("Title Company") prior to the Effective Date, that certain preliminary title report issued by Title Company, dated as of November 21, 2002, and identified as Order No. 23038780, incorporating the legal description of the Property (as Parcels 1 and 2 thereof) together with legible copies of all documents referenced therein and all easements described therein plotted as part of such report (the "Preliminary Report"). Within ten (10) days following the date hereof, Buyer shall cause the Preliminary Report to be modified to describe the Real Property only. Buyer further acknowledges prior receipt of plans, drawings, specifications and renderings of the Property, as well as the as-built ALTA survey dated August 6, 1998, which is the most current ALTA survey of the Real Property prepared for Seller. No later than ten (10) business days following the Effective Date, Seller will to the extent, known by Seller and/or to the extent in Seller's possession or reasonably obtainable by Seller, provide Buyer with a copy of the following documentation ("Due Diligence Deliveries") regarding the
Property:

                           (a)      All soils reports, engineering and
architectural studies, grading plans, topographical maps, feasibility studies, surveys and similar data concerning the Property;

                           (b)      Property tax bills, utility bills, any
property/casualty insurance policies or certificates of insurance covering or affecting the Property and similar operating records concerning the Property for the past three (3) years, including copies of (i) to the extent within Seller's possession or control, any claims filed against such insurance policies for the three years preceding and up to the Effective Date, and (ii) any certificate of insurance evidencing that the Property is currently covered in a commercially-reasonable amount for loss by fire or other casualty;

                           (c)      Summary of any current or pending litigation
matters relating to the Property, together with all pleadings relating thereto;

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                           (d)      Copies of all contracts currently in full
force and effect, or which are anticipated to be in full force and effect at such time as operational control of the Property is transferred to Buyer upon expiration or earlier termination of the Lease, including but not limited to vendor, service, and/or management contracts affecting the Property, and non-proprietary reports, in form reasonably acceptable to Buyer, categorizing and quantifying all Property-related expenses (e.g., utilities, maintenance, repairs and landscaping) for calendar years 2000, 2001 and 2002 and on a monthly basis thereafter.

                           (e)      Documentation, invoices, statements and all
other relevant information pertaining to any commercial/land owners' association(s) and/or common area maintenance agreements relating to calendar years 2000, 2001 and 2002.

In addition, upon reasonable advance notice Seller shall make available during normal business hours at Seller's office for Buyer's review all studies, reports, maps, surveys, permits, licenses and other documents relating to the Property in Seller's possession, including, but not limited to, any environmental, health and safety documents relating to the Property ("EHS Documents") as described on the attached Exhibit B; provided, however, that Seller shall not make available for Seller's review pursuant to this Section 5.1 and the Due Diligence Deliveries shall not include (i) any confidential internal memorandum of Seller with respect to the value of the Property or other documents relating to Seller's or Neurocrine's finances or business (including, without limitation, balance sheets, internal financial reports, lease proposals and the operating agreement or partnership agreement of Seller), (ii) any appraisals of the Property, (iii) any offers or solicitations to purchase, sell or lease the Property, and (iv) any loan documents of Seller or any correspondence between Seller and lenders. The documents available for review by Buyer pursuant to this Section 5.1 are for Buyer's use in connection with Buyer's investigation of the Property and Buyer acknowledges that some of such documents were prepared by or at the direction of others and that, except as otherwise expressly provided in this Agreement, Seller is not making any representation or warranty of any kind with respect to such documents, including their accuracy, completeness or suitability for reliance thereon by Buyer.

                  5.2. Buyer's Investigations. Prior to expiration of the Feasibility Study Period, Buyer shall determine whether the physical, developmental, and economic status and feasibility of the Property is acceptable to Buyer. The matters subject to Buyer's approval under this Section include engineering studies, soils tests, environmental surveys, physical inspections, and market analyses as well as Buyer's evaluation of the condition of the Improvements and the operation and future prospects of the Property and such other matters as Buyer deems prudent, including by way of example and not limitation, the right to examine the books and records regarding the Property to be made available to Buyer in accordance with Section 5.1 above, the right to conduct the environmental/biological audit described in Exhibit B and such other environmental/biological studies and investigations regarding the condition of the Property as shall be reasonably approved by Seller, and the right to, subject to the conditions set forth below review and approve the zoning, land use and other governmental regulations, laws, permits and approvals that apply to the Property. Such inspections, tests and studies concerning the Property shall be performed at Buyer's sole cost and expense. In the event Buyer disapproves, in its sole and absolute discretion, any of its inspections, tests and studies concerning the Property, Buyer shall have the right to terminate this Agreement upon written notice to Seller at any time prior to the end of the Feasibility Study Period.

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In order to facilitate Buyer's investigation and analysis under this Section,
Seller grants Buyer (and Buyer's agents, employees, and independent contractors) the right, subject to the terms and conditions set forth below, to enter the
Property: (1) prior to the expiration of the Feasibility Study Period, to conduct such inspections, reviews, examinations and tests on the Property as Buyer deems necessary or desirable to investigate the physical condition or economic status of the Property; and (2) prior to the Closing Date, for Buyer's design and pre-construction activities relating to Buyer's intended use and development of the Property after the Closing Date; provided that such design and pre-construction activities shall not involve the storage of any materials or equipment on the Property, nor shall such design or pre-construction activities include any excavation, grading or construction of improvements to the Property. Buyer's right to enter the Property at any time prior to the Closing Date shall be subject to the following terms, covenants and conditions:

         (a)      Buyer shall not be in default of this Agreement;

         (b) Buyer shall provide Seller with at least one (1) business day's prior notice of any entry on the Property by Buyer for the purposes of performing any tests or investigations;

         (c) The persons or entities performing the inspections on behalf of Buyer shall be properly licensed and qualified and shall have obtained all appropriate permits for performing relevant tests on the Property and shall have delivered to Seller, prior to performing any tests on the Property or entering upon the Property, evidence of proper and adequate insurance reasonably satisfactory to Seller;

         (d) Seller shall have the right to approve of any proposed physical testing or drilling of the Property, which approval may be withheld by Seller in its reasonable discretion;

         (e) Seller shall have right to have one (1) or more representatives of Seller accompany Buyer and Buyer's representatives, agents, consultants or contractors while they are on the Property;

         (f) Any entry by Buyer or its representatives, agents, consultants or contractors shall not unreasonably interfere with Neurocrine's use of the Property;

         (g) Buyer, at Buyer's sole cost and expense, shall immediately restore the Property to its condition existing immediately prior to Buyer's inspections if, for any reason, the Property is not transferred by Seller to Buyer. Until restoration is complete, Buyer shall take all steps necessary to ensure that any conditions on the Property created by Buyer's inspections do not interfere with the normal operation of the Property, or create any dangerous, unhealthy, unsightly or noisy conditions on the Property. The restoration obligation contained in this Section 5.2(g) shall survive the termination of this Agreement;

         (h) Buyer shall indemnify and hold Seller harmless from and against any and all loss or liability resulting from the activities of Buyer, its employees, agents consultants or contractors upon the Property provided, however, that Buyer's indemnity hereunder shall not include any losses, cost, damage or expenses resulting from (a) the acts of Seller or Seller's employees, agents, contractors or invitees, or (b) the discovery of any pre-existing condition of the Property; and further provided that Buyer shall have no obligation to repair any damage caused by Seller's negligence or willful misconduct or to remediate, contain, abate or control any Hazardous Material or any defect that

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existed at the Property prior to Buyer's entry thereon. Buyer shall, at its sole cost and expense, promptly repair any damage caused by such inspections, tests and studies if, for any reason, the Property is not transferred by Seller to Buyer. The indemnity obligations contained in this Section 5.2(h) shall survive Close of Escrow or any termination of this Agreement;

         (j) Buyer's inspections, and the results thereof, shall remain confidential pursuant to the terms of this Agreement.

         (k) Seller and Buyer each shall designate one (1) representative to act for them in scheduling and arranging visits to and inspections of the Property and in coordinating the delivery of and/or access to the due diligence materials pursuant to Section 5.1 above. Pursuant to this Section 5.2(k), Buyer hereby designates Jim Serbia as its representative and Seller hereby designates Eric Spoor as its representative. Each party shall have the right to change its respective representative by notice to the other party given in accordance with
Section 27.11 below.

                  5.3. Status of Title. If Buyer disapproves of any of the exceptions to title identified in the Preliminary Report (each a "Disapproved Title Exception") before the expiration of the Feasibility Study Period and evidences its disapproval by giving written notice of such disapproval to Escrow Holder and Seller within the Feasibility Study Period ("Title Disapproval Notice"), this contingency shall be deemed to have failed unless, within five
(5) business days after Seller's receipt of the Title Disapproval Notice, Seller provides Buyer with evidence satisfactory to Buyer, in Buyer's sole discretion, that each of the Disapproved Title Exceptions will be eliminated on or before the Closing Date. If Seller fails to timely provide such evidence, Buyer nevertheless has the right to waive its prior disapproval within fifteen (15) days after the date Buyer gave its written notice of such disapproval. Nevertheless, Seller shall use commercially reasonable efforts to eliminate each Disapproved Title Exception unless and until this Agreement is terminated. In the event Buyer does not timely deliver a Title Disapproval Notice, Buyer shall be deemed to have approved the exceptions to title identified in the Preliminary Report and to have irrevocably waived its right to rely on a Disapproved Title Exception as a basis for terminating this Agreement or otherwise limit its obligations hereunder. The Disapproved Title Exceptions shall not include non-delinquent real property taxes and assessments.

                  5.4. Representations and Warranties of Seller. The representations and warranties of Seller contained in Section 17 and elsewhere in this Agreement were true in all material respects when made, and are true in all material respects as of the Closing Date and Buyer shall have received a certificate signed by an authorized officer of Seller to that effect ("Seller's Date Down Certificate").

                  5.5. No Adverse Actions. As of the Closing Date, there may not then be pending or threatened, any litigation, administrative proceeding, investigation or other form of governmental enforcement, executive or legislative proceeding in any way related to, directed at or otherwise affecting the Buyer's development, use, operation or occupancy of the Property which, if determined adversely, would (i) restrain the consummation of any of the transactions herein referred to, (ii) declare illegal, invalid, or non binding any of the covenants or obligations of the parties herein, (iii) have material and adverse effect on Buyer's ability to operate the Property or (iv) adversely and materially affect the value of the Property.

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                  5.6.     Release from Contracts. Before the Closing Date,
Seller shall have provided evidence reasonably satisfactory to Buyer that on the Closing Date, Buyer will not be subject to any property management agreements or other service contracts applicable to the Property, except as approved in writing by Buyer. Such evidence reasonably required by Buyer may include a specific release by the parties to such agreements releasing Buyer and the Property from any and all claims.

                  5.7. Owner's Policy. Escrow Holder in its capacity as title insurer must be unconditionally committed to issue Buyer, in accordance with Section 11 of this Agreement, as of each of the Closing Date, an ALTA Extended Coverage Owner's Policy of Title Insurance, insuring Buyer in the amount of the Purchase Price that title to the Real Property and Improvements, is vested in Buyer on the Close of Escrow, subject only to those exceptions to title described in the Preliminary Report other than the Disapproved Title Exceptions, accompanied by appropriate endorsements regarding, and deletions of, the standard mechanic's lien and survey exceptions, and such additional affirmative coverage reasonably required by Buyer (the "Title Policy"). Buyer shall cooperate reasonably with Seller's and Escrow Holder's (in its capacity as title insurer) efforts to comply with this Section 5.7, including, without limitation, timely responding to reasonable inquiry from Seller or Escrow Holder and executing any documents necessary to issue the title policy as may be reasonably requested.

                  5.8. Lot Line Adjustment. Before the expiration of the Feasibility Study Period, Buyer shall have the right, at Buyer's sole cost and expense, to obtain all governmental approvals for and arrange with the owner of Lot 30 for the recording of a lot line adjustment or other document transferring a portion of Lot 30 to the Real Property, as necessary to increase the square footage that can be developed on the Real Property as an administrative/laboratory building to at least 78,000 square feet (calculated in accordance with the Planned Industrial Development ("PID") regulations governing the Real Property) (the "Lot Line Adjustment"). Buyer shall have the right to terminate this Agreement upon written notice to Seller at any time prior to the end of the Feasibility Study Period if Buyer is unable to timely complete the Lot Line Adjustment, otherwise such contingency shall be deemed waived as of the expiration of the Feasibility Study Period.

                  5.9. Termination or Assignment of Parking License. Buyer may elect, in Buyer's sole discretion, to cause Seller to terminate the Parking License upon the Close of Escrow; provided that for such election to be effective, Buyer must provide written notice to Seller of such election at least seventy (70) days prior to the Closing Date. If Buyer fails to timely elect to terminate the Parking License, Seller shall assign its interest in the Parking License to Buyer, and Buyer shall assume all obligations of Seller thereunder, as of the Closing Date. As a condition to such assignment, Seller shall be released by Buyer and DPR from any liability of licensor to the extent accruing under the Parking License after the assignment thereof to Buyer.

                  5.10. Lot 30 Closing. Buyer shall have closed escrow and acquired Lot 30 from Science Park Center LLC simultaneously with the Closing.

                  5.11. Approvals. Before the expiration of the Feasibility Study Period, this Agreement shall be approved by the Board of Directors of Seller and by the Pfizer Leadership Team of Buyer.

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                  5.12.    Cooperation. Buyer shall use reasonable and good
faith efforts to cooperate with any reasonable request by Seller related to the fulfillment or performance necessary to satisfy Buyer's Conditions

                  5.13. Waivers. Any one or more of the foregoing Buyer's Conditions set forth in Sections 5.2 through 5.8 inclusive (but not 5.9 or 5.10), may be waived by Buyer on or before the Closing Date (unless another date is specified or, by the terms hereof, applicable), but no such waiver is effective unless specifically contained in a written instrument executed by Buyer and delivered to Seller and Escrow Holder. Except to the extent set forth to the contrary in the next sentence, no waiver of Buyer's Conditions set forth in the preceding sentence may be implied from any act or omission of Buyer nor may a waiver of any one item constitute a waiver of any other item.

         6.       Status

                  6.1. As-Is Purchase. Except for the warranties, representations and indemnifications of Seller expressly set forth in this Agreement, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to or concerning (i) the nature and condition of the Property, including, but not by way of limitation, the water, soil, geology, environmental conditions (including the presence or absence of any Hazardous Materials (defined in Section 18.13 below)), and the suitability thereof for any and all activities and uses which Buyer may elect to conduct thereon; (ii) the nature and extent of any right-of-way, possessory interest, lien, encumbrance, restrictions, reservation, covenant or condition affecting the Property; and (iii) the compliance of the Property or its operation with any laws, ordinances or regulations of any government or quasi-governmental body or private associate having jurisdiction over the Property. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and except for the warranties and representations of Seller expressly set forth herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY.

                  6.2. Release. Excluding any claim that Buyer may have against Seller as a result of any breach by Seller of any of Seller's representations or warranties set forth in this Agreement or pursuant to any indemnification by Seller set forth in this Agreement, effective as of Close of Escrow, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller and its officers, directors, shareholders, members, partners, agents, affiliates, successors and assigns (collectively, "Seller's Parties") from, and waives any right to proceed against Seller or Seller's Parties for, any and all costs, expenses, claims, liabilities and demands (including attorneys' fees and costs) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal or other condition of the Property, including any claims for contribution pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Hazardous Material Laws (as defined in Section
18.13 below) which Buyer has or may have in the future. Without limiting the foregoing, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code which provide:

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"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR
SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

By initialing below in this Section 6.2, Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section 6.2, and discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this Section 6.2 are a material part of this Agreement:

                           BUYER'S INITIALS
                                 JLL
                           ----------------

         7. Conditions Precedent to Obligations of Seller. Seller's obligations under this Agreement are subject to Seller's written notification to Buyer and Escrow Holder that the following conditions precedent (collectively, "Seller's Conditions") have been satisfied, approved, or waived by Seller, determined in Seller's sole discretion, on or before the Closing Date.

                  7.1. Lot 30 Closing. Buyer shall have closed escrow and acquired title to Lot 30 from Science Park Center LLC simultaneously with the Closing.

                  7.2. Approvals. Before the expiration of the Feasibility Study Period, this Agreement shall be approved by the Board of Directors of Seller and by the Pfizer Leadership Team of Buyer.

                  7.3. No Proceedings. No suit, action or other proceeding (instituted by any party other than Seller) shall be pending which seeks, nor shall there exist any judgment the effect of which is, to restrain the purchase of the Property by Buyer;

                  7.4. Buyer's Representations True and Correct. Buyer's representations and warranties set forth herein shall be true and correct in all material respects when made, and are true in all material respects as of the Closing Date, and Seller shall have received a certificate signed by an authorized representative of Buyer to that effect ("Buyer's Date Down Certificate"); and

                  7.5. Performance of Covenants. Buyer shall have performed all of Buyer's covenants and agreements contained in this Agreement that are required to be performed by Buyer prior to or on Close of Escrow.

                  7.6. Waivers. Any one or more of the foregoing Seller's Conditions set forth in Sections ERROR! REFERENCE SOURCE NOT FOUND. through 7.5 may be waived by Seller on or before the Closing Date (unless another date is specified), but no such waiver is effective unless specifically contained in a written instrument executed by Seller and delivered to Buyer and Escrow Holder. No waiver of Seller's Conditions set forth in the preceding sentence may be implied from any act or omission of Seller nor may a waiver of any one item constitute a waiver of any other item.

         8. Buyer's Deliveries. Buyer shall deliver to Escrow Holder, on or before each of the Closing Date, for disbursement, delivery or recordation, as provided in this Agreement, the following funds, instruments, and documents (validly executed where applicable), the delivery of which is material to the consummation of the subject transaction:

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                  8.1.     Cash or Cash Equivalent. Cash or other immediately
available funds in the amount required of Buyer under this Agreement at least two (2) business days preceding the Closing Date, including, without limitation, sufficient funds to meet Buyer's obligations under Section 1 above, and Sections 10 and 11 below.

                  8.2. Buyer's Date Down Certificate. The Buyer's Date Down Certificate in accordance with Section 7.4 above.

                  8.3. Other Documents. Any documents reasonably required of Buyer by Title Company or Escrow Holder in order to consummate the subject transaction.

         9. Seller's Deliveries. Seller shall execute and deliver to Escrow Holder on or before the Closing Date, as applicable, for disbursement, delivery or recordation, as provided in this Agreement, the following instruments and documents, the delivery of which is material to the consummation of the subject transaction:

                  9.1. Deed. A grant deed duly executed and acknowledged by Seller, conveying good and marketable title to the Real Property and any Improvements in the form of Exhibit C attached hereto and incorporated herein (the "Deed").

                  9.2. Seller's Date Down Certificate. The Seller's Date Down Certificate (as defined in Section 5.4 above).

                  9.3. Evidence of Authorization. Evidence in form and substance reasonably satisfactory to Buyer and its legal counsel that Seller is authorized to enter into and consummate the transactions contemplated by this Agreement.

                  9.4. FIRPTA Affidavit. A FIRPTA affidavit from Seller, in the form of attached Exhibit D, duly executed and acknowledged by Seller, certifying under penalty of perjury (a) Seller's United States taxpayer identification number and (b) that Seller is not a foreign person, in accordance with Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment in Real Property Tax Act). If Seller shall fail to deposit into Escrow the Non-Foreign Person Certificate as required by this Agreement, Buyer may at its option either (i) delay Close of Escrow until such time as Seller has complied with the conditions set forth herein, and such adjournment shall not place Buyer in default of its obligations hereunder, or (ii) withhold from the purchase price and remit to the Internal Revenue Service, a sum equal to ten percent (10%) of the gross selling price of the Property or such other sum as shall be required in accordance with the withholding obligations imposed upon Buyer pursuant to Section 1445 of the Code. Such withholding shall not place Buyer in default under this Agreement, and Seller shall not be entitled to claim that such withholding shall excuse Seller's performance under this Agreement.

                  9.5. Termination or Assignment of Parking License. In the event Buyer timely elects to terminate the Parking License in accordance with
Section 5.9 above, Seller shall deliver to Escrow evidence of Seller's termination of the Parking License on or before the Closing Date. In the event Buyer elects to assume Seller's rights and interests in the Parking License, or Buyer fails to timely elect to terminate the Parking License in accordance with
Section 5.9 above, Seller and Buyer shall deliver to Escrow an original fully executed assignment agreement providing for the assignment of Seller's rights and interests in the Parking License to Buyer, Buyer's assumption of the licensor's duties and obligations under Parking License, and the release of Seller from all licensor liabilities accruing on or after the Closing Date.

                  9.6. Assignment, etc. All assignments, and other documents and instruments, as reasonably requested by Buyer, that may be necessary in order for Seller to comply with its obligations under this Agreement and to effectuate the transactions contemplated by this Agreement, in each case duly executed by Seller, conveying to Buyer all portions and aspects of the Property.

                  9.7. Other Documents. All other documents reasonably required of Seller by Title Company or Escrow Holder in order to consummate the subject transaction.

         10. Closing Escrows. On the Closing Date, and provided Escrow Holder has received all the documents, instruments and funds required to be delivered by Buyer and Seller in accordance with Sections 8 and 9, above, and provided Title Company is prepared to issue the Title Policy on the Close of Escrow and that all other conditions to the Close of Escrow have been satisfied (or waived by the party to this Agreement who benefits from such condition), and provided Escrow Holder is prepared to perform all of the following, Escrow Holder shall promptly perform all of the following:

                  10.1. Recording. Cause the Deed and any other documents which Buyer and Seller may mutually direct, to be recorded with the Official Records of San Diego County, California.

                  10.2. Seller's Deliveries. Disburse to Buyer all of the other deliveries of Seller made pursuant to Section 9, above.

                  10.3. Buyer's Deliveries. Disburse to Seller all of the deliveries of Buyer made pursuant to Section 8, above.

                  10.4. Costs and Prorations. Pay the costs and apply the prorations in accordance with Sections 11 and 12, below.

                  10.5. Issuance of Owner's Policy. Cause the Title Policy to be issued and delivered to Buyer.

                  10.6. Disbursement of Purchase Price. Disburse to Seller, or in accordance with Seller's instructions (after making appropriate adjustments for costs and prorations as provided in this Agreement), all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price.

         11. Costs. Buyer and Seller shall pay costs and expenses associated with the transaction contemplated by this Agreement as follows: (a) Buyer and Seller shall each pay one half of Escrow Holder's fee, (b) Seller shall pay applicable county transfer and stamp taxes, surtaxes and fees payable in connection with the recordation of the Deed, (c) Buyer and Seller shall each pay one-half of city transfer and stamp taxes, surtaxes and fees payable in connection with the recordation of the Deed (d) Seller shall pay the cost of the Title Policy and (e) Buyer and Seller shall each pay one-half of Escrow Holder's reasonable and customary charges for document drafting, recording and miscellaneous charges. Buyer and Seller shall pay their own legal fees and costs in connection with this Agreement and the transaction contemplated by this Agreement.

         12. Prorations. The following shall be prorated between Buyer and Seller, as of the Close of Escrow, on the basis of the actual number of days during the month in which the Close of Escrow occurs: (a) general and special county and city real property taxes and special assessments ("Taxes"); (b) utilities; and (c) any service agreements transferred to Buyer at the Close of Escrow. The amount of any utility deposit, or any other deposit transferred to Buyer pursuant hereto, shall be credited to Seller and debited to Buyer. Proration of Taxes must be based on the most recent official tax bills or notice of valuation available to the general public for the fiscal year in which the Close of Escrow (such obligation to survive the Close of Escrow) occurs, and to the extent the tax bills do not accurately reflect the actual Taxes assessed against the Property (or any portion of the Property), then Buyer and Seller shall adjust such actual Taxes between Buyer and Seller, outside of Escrow, as soon as reasonably possible following the Close of Escrow. In the event that after the Closing, there shall be a retroactive increase in any Taxes imposed on the owner of the Property: (i) if such increase shall relate to the tax year in which the Close of Escrow occurred, such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during the period such increase is effective, (ii) if such increase shall relate to any tax year subsequent to the tax year during which the Close of Escrow occurred, such increase shall be the obligation of Buyer, and (iii) if such increase shall relate to any tax year prior to the tax year during which the Close of Escrow occurred, such increase shall be the obligation of Seller. In addition to the foregoing apportionments, Seller shall receive all other income accrued prior to the a Close of Escrow and shall pay all other expenses accrued or incurred in the operation of the Property prior to the Close of Escrow and Buyer shall receive all other income accruing on or after the Close of Escrow and shall pay all other expenses incurred or accrued in the operation of the Property on or after the Close of Escrow. If and to the extent Escrow Holder requires any information or instructions from Buyer and Seller in order to perform such prorations, Buyer and Seller shall furnish Escrow Holder with further mutual instructions. Escrow Holder shall not be concerned with any prorations that are to be made after the Close of Escrow pursuant to this Agreement.

         13. Failure of Escrow to Close. In the event Escrow fails to close by reason of the failure of any of Buyer's Conditions to be timely satisfied with respect to the Property, or by reason of any default by Seller under this Agreement, Buyer shall be entitled to the immediate return of the Deposit plus interest accrued thereon, less one half of Escrow Holder's and Title Company's cancellation costs. In the event Seller fails to return to Buyer any funds previously delivered to Seller which Buyer is entitled to receive under the provisions of this Section or fails to deliver written instructions to Escrow Holder to release any such funds held by Escrow Holder within five (5) business days of written demand therefor, Buyer shall be entitled to collect from Seller, in addition to such amounts, interest on such amounts at the rate of 10 percent per annum from the date of written demand until the date such amounts are actually paid.

         14.      Additional Covenants.

                  14.1. Required Entitlements. Seller shall use reasonable efforts to assist Buyer, at Buyer's expense, in the preparation and processing of all documentation reasonably required in connection with obtaining the Buyer's Preferred Entitlements.

                  14.2. Parking Plan. The parties shall use best efforts to promptly agree during the Feasibility Study Period to a parking plan to provide for Seller's use, as the tenant of Lot 30, of (a) at least 18 parking spaces on the Real Property for Seller's employees and visitors during the period between the Closing Date and the date when Buyer's construction activities on the Real Property prevent such parking on the Real Property (the "Disruption Date"), (b) at least 43 parking spaces (in addition to existing spaces on Lot 30) elsewhere in the Torrey Pines Science Center, in reasonable proximity to Lot 30, for Seller's employees and visitors during the period between the Disruption Date and the expiration or earlier termination of Seller's lease of Lot 30 from Buyer, and (c) an increase in the number of spaces provided in (a) and (b) above equal to any decrease in the permitted number of parking spaces on Lot 30 resulting from the Lot Line Adjustment. The parking plan shall also provide that in the event that Buyer's construction activities on the Real Property results in excessive mud and dirt accumulation on vehicles owned by Seller's employees, Buyer will arrange for distribution of free car wash coupons to such employees. Buyer's obligations under this Section 14.2 shall survive the Close of Escrow.

                  14.3. Seller's Continuing Disclosure. Until the Closing Date, Seller shall promptly disclose to Buyer Seller's actual knowledge of any adverse or potentially adverse occurrence with respect to the Property, including without limitation any such occurrence which would be inconsistent with any of Seller's representations and warranties in Section 17, and shall amend in writing the EHS Schedule, if applicable. Seller's "actual knowledge" shall mean the actual knowledge, following due inquiry, of the following officers of Seller and their successors, Gary Lyons, Paul Hawran, Eric Spoor and Kevin Gorman, whom Seller represents are the most likely persons within Seller's organization to receive notice relating to the condition of the Property.

                  14.4. Confidentiality. Buyer shall keep all information and reports obtained from Seller or relating to the Property or the proposed transaction confidential and shall not disclose any such confidential information to any third party (other than Buyer's agents, employees or advisors) without obtaining Seller's prior written consent. Seller shall keep all information relating to the proposed transaction confidential and shall not disclose any such confidential information to any third party (other than Seller's agents, employees or advisors) without obtaining Buyer's prior written consent.

                  14.5. Exclusivity. During the term of this Agreement, Seller will deal exclusively and only with Buyer with regard to the sale of the Property. Seller will not provide due diligence materials to any other party, nor will it solicit any other offers for the purchase of the Property or otherwise entertain, discuss or negotiate as to any unsolicited offer or other expression of interest during the term of this Agreement.

         15.      Remedies.

                  15.1. Buyer's Remedies for Seller's Default. If Seller breaches this Agreement, then Buyer may, at Buyer's election, (a) terminate this Agreement and Buyer's obligations under this Agreement, in which event Escrow Holder shall (without Escrow Holder's requiring any further instruction from Seller) return to Buyer the Deposit (and any interest accrued on the Deposit) pursuant to Section 12 above, and Buyer may pursue any legal or equitable remedy available to Buyer, including without limitation a claim for damages which shall include all costs incurred by Buyer in connection with its due diligence investigation of the Property and costs incurred in connection with applying for or obtaining financing for the acquisition or development of the Property, and/or (b) enforce specific performance of the provisions of this Agreement.

                  15.2. Seller's Remedies for Buyer's Default. IN THE ABSENCE OF A DEFAULT BY SELLER AND SO LONG AS ALL OF BUYER'S CONDITIONS HAVE BEEN TIMELY SATISFIED, IF BUYER BREACHES THIS AGREEMENT, THEN SELLER SHALL BE ENTITLED TO RECEIVE, AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY, THAT PORTION OF THE DEPOSIT THEN REMAINING IN ESCROW (TO THE EXTENT SUCH FUNDS HAVE BEEN DEPOSITED INTO ESCROW AND HAVE BECOME NON REFUNDABLE TO BUYER PURSUANT TO THE PROVISIONS OF THIS AGREEMENT). BUYER SHALL HAVE NO OTHER LIABILITY TO SELLER UNDER THIS AGREEMENT FOR DAMAGES, SPECIFIC PERFORMANCE OR OTHERWISE PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHT TO OBTAIN REIMBURSEMENT FOR ATTORNEYS' FEES AND COSTS, AFFECT BUYER'S RESTORATION OBLIGATIONS, OR WAIVE OR AFFECT BUYER'S INDEMNITY OBLIGATIONS AND SELLER'S RIGHTS TO THOSE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE
SECTION 3389. BUYER AND SELLER ACKNOWLEDGE AND RECITE THAT SUCH SUM IS REASONABLE CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF SUCH SUM TO THE RANGE OF HARM TO SELLER THAT COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF CAUSATION, FORESEEABILITY, AND ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. BUYER AND SELLER ACKNOWLEDGE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGE THAT SELLER WOULD INCUR IF BUYER BREACHES THIS AGREEMENT. BUYER AND SELLER ACKNOWLEDGE AND RECITE THAT THEY POSSESS APPROXIMATELY EQUAL BARGAINING STRENGTH AND SOPHISTICATION. IN PLACING THEIR INITIALS BELOW, BUYER AND SELLER SPECIFICALLY CONFIRM THE ACCURACY OF SUCH FACTS AND THE FACT THAT EACH OF BUYER AND SELLER WAS REPRESENTED BY LEGAL COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS PARAGRAPH AT THE TIME THIS AGREEMENT WAS MADE.

               SELLER'S INITIALS               BUYER'S INITIALS
                     PWH                              JLL
                  ----------                      ----------

         16. Possession; Documents. Except as otherwise provided in the Lease, Possession of the Property shall be delivered by Seller to Buyer on the Close of Escrow. At the Close of Escrow, Seller shall deliver to Buyer as a part of the purchase of the Property, originals of all documents which relate to the Property and will remain in effect following the Close of Escrow.

         17. Survival. Except as expressly provided to the contrary elsewhere in this Agreement, the covenants, conditions, representations and warranties of this Agreement shall survive for a period of 18 months after the Closing Date and the recordation and delivery of the Deed.

         18. Seller's Representations and Warranties. The truth and accuracy of the following shall constitute a condition to the Close of Escrow and Seller represents and warrants that the following are complete and accurate as of the Effective Date and, shall, except to the extent set forth to the contrary below or in writing to Buyer prior to the Close of Escrow, be complete and accurate as of the Closing Date.

                  18.1. Legal Power, Right, Authority and Enforceability. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All requisite action (corporate, partnership, trust or otherwise) has been taken by Seller in connection with entering into this Agreement and the consummation of the transactions contemplated by this Agreement. The individual executing this Agreement on behalf of Seller has the legal power, right, and actual authority to bind Seller to the terms and conditions of this Agreement. This Agreement and all documents required by this Agreement to be executed by Seller shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

                  18.2. No Conflict or Breach. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations set forth in this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with the provisions of this Agreement will conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, contract, indenture, mortgage, deed of trust, loan, agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound.

                  18.3. FIRPTA. Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment in Real Property Tax Act).

                  18.4. Litigation. To the best of Seller's knowledge, there are no actions, suits, claims, legal proceedings or any other proceedings affecting the Property or any portion of the Property, at law or in equity, before any court or governmental agency, domestic or foreign.

                  18.5. Violation of Laws. Seller has not received any notices of violation of any federal, state, county or municipal or other governmental agency law, ordinance, regulation, order, rule or requirement relating to the Property, or any portion of the Property, the violation of which could be reasonably anticipated by Seller to have a material adverse effect on the Property, and Seller has no reason to believe that any such notice may or will be, issued, entered or received.

                  18.6. Eminent Domain. There is no pending or, to the best of Seller's knowledge, threatened proceeding in eminent domain or otherwise, which would affect the Property, or any portion of the Property, nor does Seller know of the existence of any facts which might give rise to any such action or proceeding.

                  18.7. Governmental Changes. Seller has no actual knowledge of any plan, study or effort of any governmental authority or agency which could be reasonably anticipated by Seller to have a material adverse effect on the use of the Property, or any material portion of the Property, for its intended uses.

                  18.8. Street Changes. Seller has not received written notice of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to the Property, or any portion of the Property.

                  18.9. Delinquent Assessments. To the best of Seller's knowledge, there is no delinquent special assessment relating to the Property, except as shown in the Preliminary Title Report.

                  18.10. Public Improvements. Seller has received no notice of any intended public improvements which will result in any charge being levied or assessed against, or in the creation of any lien upon, the Property, or any portion of the Property, except as shown in the Preliminary Title Report.

                  18.11. Title Matters. To Seller's actual knowledge, there are no liens (including without limitation mechanics' liens) or encumbrances on, or claims to, or covenants, conditions, restrictions, easements, encroachments, rights, rights of way or other matters affecting the Property, except for those items described in the Title Policy.

                  18.12. Hazardous Matters. Except as may be disclosed to Buyer in writing on a Schedule of Environmental and Hazardous Waste Exceptions (the "EHS Schedule") to be delivered to Buyer by Seller no later than 30 days after opening of Escrow and updated in accordance with Section 13.6, and except for the conditions acknowledged by Buyer in Section 20.5 below, Seller does not know of the existence of any hazardous wastes, toxic substances or other pollutants or, contaminants on, in or under the Property in such quantity which could be reasonably anticipated by Seller to (1) be detrimental to human health or the environment, (2) be in violation of any governmental laws or regulations, or (3) have a material adverse effect on the value of the Property or Buyer's intended use of the Property.

                  18.13. Hazardous Materials. Except as may be disclosed on the EHS Schedule:

                           18.13.1. Seller has no actual notice that the
Property is identified on (1) the current or proposed National Priorities List under 40 C.F.R. Section 300, (2) the current or proposed Comprehensive Environmental Response and Liability Information System ("CERCLIS") List, or (3) a list arising from a state or local statue similar to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.A.
Section 96.01 et seq. ("CERCLA").

                           18.13.2. Seller has not used nor is Seller using the
Property for the use, production, manufacturing, processing, generation, storage, disposal, management, shipping or transportation of the following materials (collectively, the "Hazardous Materials"): (i) solid or hazardous wastes, as defined in the U.S. Resource Conservation and Recovery Act, or in any applicable federal, state or local law or regulation; (ii) hazardous substances, pollutants, or contaminants as defined in CERCLA, or in any applicable federal, state or local law or regulation;

(iii) toxic substances, as defined in the Toxic Substance Control Act, 15 U.S.C.
Section 2601 et seq., or in any applicable state or local law or regulation;
(iv) insecticides, fungicides or rodenticides, as defined in the Federal Insecticide, Fungicide or Rodenticide Act, 7 U.S.C. Section 135 et seq., or in any applicable state or local law or regulation; (v) radioactive materials, biohazardous wastes, or infectious agents, each as defined in the California Health and Safety Code, or in any applicable federal, state or local law or regulation; or (vi) crude oils, petroleum or products or fractions thereof.

                           18.13.3. There has been no release (as defined in
CERCLA, or in any other applicable federal, state or local law or regulation relating to Hazardous Materials Laws (as defined in Section 19 below)) of Hazardous Materials by Seller or, to Seller's actual knowledge, by any other person at, on, in, under or in any way affecting the Property.

                           18.13.4. Seller has not received any notice of any
violation affecting the Property under any Hazardous Materials Laws.

                  18.14. Access. There is reasonable access to and from the Property.

                  18.15. Representations Generally. Except to the extent disclosed in writing to Buyer, no representation, warranty or statement of Seller in this Agreement or made by Seller in any document furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact. All such representations, warranties and statements of Seller are based upon correct, accurate and complete information as of the time furnished to Buyer, and there has been no material adverse change in such information subsequent to such time. If Seller obtains actual knowledge of a material adverse change in such information prior to the Close of Escrow, Seller shall immediately notify Buyer of such change. As used in this Agreement, "Seller's actual knowledge" has the meaning set forth in Section 14.6. Except for those representations and warranties expressly set forth in this Agreement, the parties understand and acknowledge that no person acting on behalf of Seller is authorized to make, and by execution hereof Buyer acknowledges that no person has made, any representation or warranty regarding the Property, or the transaction contemplated herein, or regarding the zoning, construction, physical condition or other status of the Property. No representation, warranty, agreement, statement, guaranty or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement shall be valid or binding on Seller.

         19.      Indemnification.

                  19.1. Seller's Indemnification. Without in any way affecting Buyer's rights against Seller with respect to any breach or misrepresentation by Seller set forth in Section 18 or elsewhere in this Agreement, Seller hereby agrees, except to the extent caused or contributed to by the Buyer Indemnified Parties (as defined below), at its sole cost and expense, to indemnify, defend and hold Buyer, its subsidiary and affiliated companies and the officers, directors, employees, agents, successors, and assigns of each of them (the "Buyer Indemnified Parties") harmless for, from and against any claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including without limitation, reasonable attorneys' fees, court costs and other costs of defense) (collectively "Losses") arising with respect to the Property prior to the Closing Date under any Hazardous Material Law (as defined below), and any other losses, which may be incurred by or asserted against the Buyer Indemnified Parties directly or indirectly resulting from the presence of any Hazardous Materials on the Property (except to the extent caused by any Buyer Indemnified Parties), including, without limitation (a) all foreseeable consequential damages; (b) the costs of any remediation of the Property, and the preparation and implementation of any closures, remedial or other required plans; and (c) all reasonable costs and expenses incurred by each of the Buyer Indemnified Parties in connection with (a) and (b), including reasonable attorneys' fees and court costs. Notwithstanding the presence of Hazardous Materials on the Property giving rise to Buyer's rights under this Section 19.1, Seller's remediation obligations hereunder shall be limited to those necessary for the Property to be in compliance with applicable Hazardous Materials Laws, and notwithstanding anything to the contrary herein, Seller shall have no obligation under this Agreement, or at law, for any conditions disclosed in Section 20.5 below. The liability of Seller under this Indemnification shall survive close of Escrow indefinitely, and shall not be subject to the time limitations on survival set forth in Section 17 above.

For purposes of this Section, the term "Hazardous Material Laws" together means and includes any present and future federal, state and local law, statute, ordinance, rule, regulation and the like, as well as common law relating to the environment and environmental conditions and/or the protection of human health or relating to liability for or costs of remediation or prevention of releases, including without limitation, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 11001, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, 42 U.S.C. Sections 741, et seq., the Clean Water Act, 33 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j, the Solid Waste Disposal Act, 42 U.S.C. Section 3251, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the California Health and Safety Code, the California Water Codess. Sections 13000, et seq.; and the California Civil Code Section 3479, et seq., and all other federal, state or local statutes and ordinances and the regulations, orders, decrees now or hereafter promulgated thereunder that regulate or impose liability in connection with the use, distribution, storage, handling or release of Hazardous Substances, with respect to the specific property at issue. "Hazardous Material Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, conditioning transfer of Property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of releases or other environmental condition of the Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Property by reason of the presence of Hazardous Materials in, on, under or above the Property.

                  19.2. Buyer's Indemnification. Without in any way affecting Seller's rights against Buyer with respect to any breach or misrepresentation by Seller set forth in Section 20 or elsewhere in this Agreement, Buyer hereby agrees, except to the extent caused or contributed to by the Seller Indemnified Parties (as defined below), at its sole cost and expense, to indemnify, defend and hold Seller and its affiliated companies and shareholders, and the officers, directors, employees, agents, successors, and assigns of each of them (the "Seller Indemnified Parties") harmless for, from and against any Losses arising with respect to the Property after the Closing Date under any Hazardous Material Law (as defined below), and any other losses, which may be incurred by or asserted against the Seller Indemnified Parties directly or indirectly resulting from the violation of any Hazardous Material Law by Buyer or any person under Buyer's control (which shall not be deemed to include any of the Seller Indemnified Parties), including, without limitation (a) all foreseeable consequential damages; (b) the costs of any remediation of the Property, and the preparation and implementation of any closures, remedial or other required plans; and (c) all reasonable costs and expenses incurred by each of the Seller Indemnified Parties in connection with (a) and (b), including reasonable attorneys' fees and court costs. The liability of Seller under this Indemnification shall survive close of Escrow indefinitely, and shall not be subject to the time limitations on survival set forth in Section 17 above.

         20. Buyer's Representations and Warranties. The truth and accuracy of the following shall constitute a condition to the Close of Escrow and Buyer represents and warrants that the following are complete and accurate as of the date of this Agreement, shall be complete and accurate as of the Close of Escrow, and shall survive the Close of Escrow.

                  20.1. Legal Power, Right and Authority. Buyer is a corporation duly organized and existing in good standing under the laws of the State of Delaware and is qualified to do business in California. Buyer has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  20.2. Action. All requisite actions have been taken by the Pfizer Leadership Team (under a delegation of authority from the board of directors) of Buyer in connection with obtaining due authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  20.3. Individual(s) Executing. The individual(s) executing this Agreement on behalf of Buyer is/are duly authorized to do so by the Pfizer Leadership Team (under a delegation of authority from the board of directors) and has/have the legal power, right, and actual authority to bind Buyer to the terms and conditions of this Agreement. This Agreement constitutes the binding obligation of Buyer and is enforceable against Buyer in accordance with all of its terms.

                  20.4. No Conflict or Breach. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations set forth in this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with the terms of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, agreement, lease or other agreement or instrument to which Buyer is a party or by which the Property or any of Buyer's properties may be bound.

                  20.5. Buyer's Investigation. Buyer has (or will have) examined, inspected and conducted its own independent investigation of all matters with respect to the physical and environmental condition of the Property, taxes, bonds, permissible uses, zoning, covenants, conditions and restrictions and Buyer's intended use of the Property and all other matters which in Buyer's judgment bear upon the value and suitability of the Property for Buyer's purposes. Buyer acknowledges that, except for the detailed representations, warranties and indemnifications provided herein, Seller has not made any representation of any kind in connection with soils, environmental or physical conditions on, or bearing on, the use of the Property, and Buyer is relying solely on Buyer's own inspection and examination of such items and not on any representation of Seller. Buyer understands and acknowledges that: (a) property located within one thousand feet (1000') of the Property is currently being used for commercial engineering and manufacturing in the field of nuclear power, including the use, operation and/or production of high-temperature gas-cooled nuclear reactors, radioisotope and radiopharmaceutical substances, fusion, and research and development activities related thereto; (b) at one time, the Property was part of the real property covered by Special Nuclear Materials License No. SNM-696 issued by the U.S. Nuclear Regulatory Commission ("NRC") and License No. 0145-80 issued by the California Department of Health Services, Radiological Health Branch ("CDHS"); in 1988, upon request of General Atomics, the license-holder, the NRC released approximately 277 acres, including the Property from License No. SNM-696 for unrestricted use, after an investigation and evalutation of the released property (which release is evidenced by notice from the NRC dated June 22, 1988, and the subsequent amendment to the license; (c) to Seller's knowledge, remedial clean-up action on the Property was required by the NRC or CDHS prior to release of the Property, but Seller does not have the requisite information to determine the exact nature or condition of the Property or the effects such uses have had on the physical condition of the Property.

                  20.6. Facilities Benefit Association. Notwithstanding the representations and warranties of Seller, Buyer acknowledges that the City of San Diego ("City") has caused to be filed in the Official Records, documents setting forth boundaries for a Facilities Benefit Association entitled the North University City Facilities Financing Plan and Facilities Benefit Assessment, as revised from time to time ("FBA"), which includes the Property. Buyer acknowledges that, under the terms and provisions of the FBA, the City is empowered to assess certain fees against the Property at the time an application for a building permit is made, and Buyer covenants and warrants that Buyer shall pay all FBA and other fees assessed against the Property with respect to any additional development or redevelopment of the Property after the Closing Date, including, without limitation, administration, application and processing fees school fees, real property taxes and other exactions imposed on the Property in connection with such additional development or redevelopment. Buyer acknowledges that Seller is under no obligation to secure any additional allocation or reallocation of development rights applicable to the Property.

                  20.7. No Assignment. Buyer has not made (i) a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer's creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets; (v) admitted in writing its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

         21. Operation of Property; New Leases and Service Agreements; Pre-Closing Investigation. At all times during the term of the Escrow, Seller shall operate and maintain the Property in the ordinary course of its business, and otherwise in a commercially reasonable manner and in conformity with Seller's current and previous practices. Until the Close of Escrow or termination of this Agreement (1) Seller shall not enter into any new service agreements with respect to the Property or any portion of the Property which shall continue beyond the Close of Escrow, including without limitation, property management agreements, without the prior written consent of Buyer and
(2) Seller shall not directly or indirectly, solicit, accept or extend offers or otherwise market the Property, nor allow others access to the Property except in the normal course of business and not in connection with any other prospective sale, lease, or other transfer of the Property without the prior consent of Buyer, which consent Buyer shall not unreasonably withhold, condition or delay.

         22. Condemnation. If, prior to the Close of Escrow, any material portion of the Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), then (1) Seller, if Seller has actual knowledge thereof, shall notify Buyer of such fact, and (2) Buyer shall have the option to terminate this Agreement with respect to the Property if such taking occurs prior to the Closing Date which termination shall be effective upon notice to Seller given no later than fifteen (15) days after receipt of Seller's notice. If this Agreement is so terminated, then (i) Seller shall pay all costs of Escrow Holder associated with the cancellation of the Escrow pursuant to this Section, (ii) neither Buyer nor Seller shall have any further rights or obligations under this Agreement (except to the extent set forth in the preceding sentence or indemnities under this Agreement with respect to events occurring prior to such termination, which indemnities shall survive any such termination), and (iii) Escrow Holder shall, without requiring any further instruction from Seller, immediately return to Buyer the Deposit and all interest accrued thereon consistent with the foregoing. If Buyer does not so terminate this Agreement, then (A) neither Buyer nor Seller shall have the right to terminate this Agreement by reason of such taking, and (B) Buyer and Seller shall proceed to the Close of Escrow pursuant to the terms of this Agreement, without modification of the terms of this Agreement except that (1) Buyer shall receive a credit against the purchase price for any awards for such taking received by Seller prior to the Closing Date and shall be entitled to an assignment of all of Seller's rights to and interest in any condemnation award payable by reason of such taking, and (2) Seller shall not compromise, settle or adjust any claims to such awards without Buyer's prior written consent.

         23. Destruction. If the Property is damaged by fire or other casualty on or before the Closing Date, and the estimated cost of repair is less than ONE MILLION DOLLARS ($1,000,000), the Purchase Price shall be reduced by the cost of repair as approved by Buyer. In the event of any such damage where the cost of repair exceeds ONE MILLION DOLLARS ($1,000,000), Seller immediately shall notify Buyer of such damage and Buyer shall have the right to terminate this Agreement by giving written notice ( the "Termination Notice") of such election to Seller no later than ten (10) business days after receipt of Seller's notice of such damage. If this Agreement is so terminated, then (i) Seller shall pay all costs associated with the cancellation of the Escrow pursuant to this Section, (ii) neither Buyer nor Seller shall have any further rights or obligations under this Agreement (except to the extent of any indemnities under this Agreement with respect to events occurring prior to such termination, which indemnities shall survive any such termination), and (iii) Escrow Holder shall, without requiring any further instruction from Seller, immediately return to Buyer the Deposit and all interest accrued thereon. Notwithstanding the foregoing, if Buyer timely elects to terminate this Agreement pursuant to the foregoing right, then Seller may elect to repair the Property in order to return it to its condition prior to the damage by giving written notice to Buyer of such election no later than ten (10) business days after receipt of Buyer's Termination Notice and, if Seller so elects, the Termination Notice shall be deemed null and void; provided, however, that such repairs shall be diligently performed by Seller and shall be completed prior to the Closing Date. In the event that Buyer fails to timely deliver the Termination Notice following any event of damage giving rise to such a notice, then neither Buyer nor Seller shall have the right to terminate this Agreement by reason of such damage and Buyer shall elect one of the following two options prior to the Closing Date:

                  (1) The parties hereto shall proceed to the Close of Escrow pursuant to the terms of this Agreement, without modification of the terms of this Agreement, in which event Buyer shall be entitled to an assignment of the proceeds of all insurance relating to such fire or other casualty and a credit in the amount of Seller's deductible under such policy(ies); or

                  (2) The parties hereto shall proceed to the Close of Escrow pursuant to the terms of this Agreement, but modified to provide that the Purchase Price shall be reduced by the Determined Cost of Repair (as defined below), and to extend the Closing Date to the extent necessary to obtain a Determined Cost of Repair.

"Determined Cost of Repair" means, for purposes of this Section, the good faith estimate of the cost to repair the Property and to return it to its condition prior to the damage by fire or other casualty, as agreed to in writing by Buyer and Seller. In the event Buyer and Seller do not agree as to a Determined Cost of Repair within five days after either party requests such a determination, Buyer and Seller each shall appoint a licensed contractor and give written notice of the name and address of such contractor to the other party. The two contractors thus appointed shall, within five (5) days after appointment of the last of the two contractors to be appointed, appoint a third contractor and deliver written notice of the name and address of such contractor to Buyer and Seller. Should either Buyer or Seller fail to appoint a contractor as required by this paragraph, the contractor appointed by the other party shall appoint two other contractors. Should the two contractors appointed by Buyer and Seller fail, for any reason, to appoint a third contractor within the time required, either Buyer or Seller may petition the Superior Court of San Diego County, California for the appointment of the third contractor. Within ten (10) days after appointment of the third contractor, the three contractors shall confer and each shall submit in writing to Buyer and Seller his honest and best estimate of the cost of repair of the Property, as described above, and the estimated cost agreed on in writing by any two of the three appointed contractors shall be conclusive and binding on Buyer and Seller, and shall establish the Determined Cost of Repair. Should no two of the three contractors agree on the estimated cost of repair of the Property, both the highest cost estimate and the lowest cost estimate submitted by the three contractors shall be disregarded and the remaining cost estimate shall be binding and conclusive on the parties as the Determined Cost of Repair. Notwithstanding anything to the contrary herein, if the Determined Cost of Repair exceeds One Million Dollars ($1,000,000), then Seller may terminate this Agreement by written notice to Buyer, given to Seller no later than ten (10) business days following the final determination of the Determined Cost of Repair in order for such notice to be effective. If this Agreement is so terminated by Seller, then (i) Seller shall pay all costs associated with the cancellation of the Escrow pursuant to this Section, (ii) neither Buyer nor Seller shall have any further rights or obligations under this Agreement (except to the extent of any indemnities under this Agreement with respect to events occurring prior to such termination, which indemnities shall survive any such termination), and (iii) Escrow Holder shall, without requiring any further instruction from Seller, immediately return to Buyer the Deposit and all interest accrued thereon; provided, however, that Buyer may elect to cancel such termination right of Seller by electing the first option set forth above in this Section 23, which cancellation shall only be effective if delivered within ten (10) days following Buyer's receipt of Seller's notice of its election to terminate this Agreement.

         24. Designee. This Agreement shall be binding upon the heirs, executors, administrator, and successors and assigns of Seller and Buyer. Notwithstanding the forgoing, except as otherwise expressly provided below, neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party (which consent may be withheld in each party's sole discretion). Either party may assign its rights and obligations under this Agreement to effectuate an exchange pursuant to Section 26 below. In addition, Buyer or Seller may assign their rights and obligations under this Agreement to an Affiliate (as defined below) not less than ten (10) days prior to the Close of Escrow without the other party's consent (but with written notice to the other party). Any assignment in violation of this Section shall be void. For purposes of this Section 23, an "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with Buyer or Seller, as applicable; or (b) an entity at least a majority of whose economic interest is owned by Buyer or Seller, as applicable; and "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations. No assignment pursuant to this Section 23 shall be effective against the other party until the assigning party delivers to the other party a fully executed copy of the assignment instrument, which instrument must be reasonably satisfactory to the non-assigning party in both form and substance, and pursuant to which the assignee (i) assumes and agrees to perform for the benefit of the non-assigning party the obligations of the assigning party under this Agreement and (ii) makes the warranties and representations required of the assigning party under this Agreement. No assignment by shall result in the assigning party being released from any obligations under this Agreement. Any assignment in violation of this Section shall be void.

         25. Brokers. To the best knowledge of Buyer and Seller no real estate broker, agent, finder, or other person is responsible for bringing about or negotiating this Agreement other than Colliers International and Phase 3 Properties, whose commissions and compensation shall be the sole responsibility of Seller pursuant to a separate agreement. Each of Buyer and Seller represent that it has not dealt with any other real estate broker, agent, finder, or other person, relative to this Agreement in any manner. Each party to this Agreement hereby indemnifies the other party to this Agreement against all liabilities, damages, losses, costs, expenses, reasonable attorneys' fees and claims arising from (1) any breach of such representation by such indemnifying party set forth in the preceding sentence, and/or (2) any claims that may be made against such indemnified party by any real estate broker, agent, finder, or other person (other than as set forth above), alleging to have acted on behalf of or to have dealt with such indemnifying party. Buyer hereby warrants and represents that it has not been represented by any broker or "finder" in connection with its purchase of the Property, except for Colliers International. Seller shall have no liability to any broker as a result of the rent payable to Buyer pursuant to the Lease.

         26. Like Kind Exchange. Seller may elect to enter into a tax deferred exchange under Section 1031 of the Internal Revenue Code (an "Exchange"). Subject to the provisions of this Section 26, Buyer shall reasonably cooperate with Seller, at no cost or expense to Buyer, in consummating the sale of the Property by Seller in an Exchange transaction pursuant to a written exchange agreement and related documents entered into by Seller and a qualified intermediary, which shall be in a form reasonably acceptable to Buyer and shall be executed and delivered on or before the Closing Date. Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all actions, losses, liabilities, damages, claims, demands, causes of action, costs and expenses ("Claims") of any kind or nature whatsoever arising out of, in connection with, or in any manner related to such Exchange that would not have been incurred but for the structuring of the sale of the Property by Seller as an Exchange, without limitations, any Claims suffered by or asserted against Buyer by the Internal Revenue Service or any other taxing authority in connection with such Exchange. Seller agrees that, and Buyer's obligations under this Section 26 shall be expressly conditional upon, each of the following: (a) the Exchange or any action necessary or required for any proposed Exchange shall not delay the Close of Escrow beyond the Closing Date;
(b) Buyer
shall not be required to accept title to any real or personal property other than the Property in connection with such Exchange; and (c) if Seller uses a qualified intermediary to effectuate the Exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Buyer hereunder. The rights and obligations of the parties under this Section 26 shall survive the Closing or any sooner termination of this Agreement.

         27.      Miscellaneous.

                  27.1. Attorneys' Fees. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency, or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorneys' fees (including expert witness and other consultants' fees and costs) relating to or arising out of (i) the Proceeding (whether or not the Proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorneys' fees.

                  27.2. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles.

                  27.3. Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

                  27.4. Venue and Jurisdiction. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

                  27.5. Counterparts and Exhibits. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

                  27.6. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

                  27.7. Modification. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

                  27.8.    Headings. The paragraph headings in this Agreement:
(a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

                  27.9. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this
Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

                  27.10. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa) and the word "person" includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms "includes" and "including" do not imply any limitation. For purposes of this Agreement, the term "day" means any calendar day and the term "business day" means any calendar day other than a Saturday, Sunday or any other day designated as a holiday under California Government Code Sections 6700-6701. Any act permitted or required to be performed under this Agreement upon a particular day which is not a business day may be performed on the next business day with the same effect as if it had been performed upon the day appointed. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity.

                  27.11. Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

                  27.12. Notices. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

                  If to Buyer:      Pfizer Inc.
                                    10777 Science Center Drive
                                    San Diego, California 92121
                                    (858) 678-8152 - (Telecopy)
                                    Attn: Jim Serbia

                  With copies to:   Pfizer Inc.
                                    10777 Science Center Drive
                                    San Diego, California 92121
                                    (858) 622-3297 - (Telecopy)
                                    Attn: D. Frederick Jay, Esq.

                                    Solomon Ward Seidenwurm & Smith, LLP
                                    401 B Street, Suite. 1200
                                    San Diego, CA 92101
                                    (619) 231-4755 - (Telecopy)
                                    Attn: Richard L. Seidenwurm, Esq.

                  If to Seller:     Neurocrine Biosciences, Inc.
                                    Attn: Paul Hawran, Executive Vice President
                                    10555 Science Center Drive
                                    San Diego, CA 92121
                                    (858) 658-7605 - (Telecopy)

                  With a copy to:   Paul, Hastings, Janofsky & Walker LLP
                                    12390 El Camino Real
                                    San Diego, CA 92130
                                    (858) 720-2555 - (Telecopy)
                                    Attn: W. Scott Biel, Esq.

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

                  27.13. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. Except to the extent set forth to the contrary set forth in this Agreement, no delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

                  27.14. Drafting Ambiguities. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

                  27.15. Third Party Beneficiaries. Nothing in this Agreement is intended to confer any rights or remedies on any other person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees, unless such rights are expressly granted in this Agreement to another person specifically identified as a "third party beneficiary."

                  27.16. Counterparts. This Agreement and any amendments or supplements to it, and the Escrow Instructions herein referred to, may be executed in counterparts, and all counterparts together shall be construed as one document.

                  27.17. Confidentiality. Neither Buyer nor Seller shall make any public announcement or disclosure of the economic terms of this Agreement to outside brokers or third parties, before Close of Escrow on the Property, without the specific prior written consent of the other, except for such disclosures to the parties' lenders, creditors, partners, members, officers, employees, agents, consultants, attorneys, accountants, and exchange facilitators as may be necessary to permit each party to perform its obligations hereunder or under any related exchange documents, or as required to comply with applicable laws and rules of any exchange upon which a party's shares may be traded. Buyer's and Seller's obligations under this Section 27.17 shall terminate upon the termination of this Agreement (other than by the Close of Escrow).

         [Remainder of Page Intentionally Blank; Signature Page Follows]

                  [Signature Page to Lot 29 Purchase Agreement]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

                  BUYER:   Pfizer Inc., a Delaware corporation

                           By: /s/ John L. Lamattina
                              _________________________________________

                           Name: John L. Lamattina
                                _______________________________________

                           Its:  Vice President
                                _______________________________________

                  SELLER:  Neurocrine Biosciences, Inc., a Delaware corporation

                           By: /s/ Paul W. Hawran
                               _________________________________________

                           Name: Paul W. Hawran
                                _______________________________________

                           Its:  EVP & CFO
                                _______________________________________

                    CONSENT AND ACCEPTANCE OF ESCROW HOLDER:

         The undersigned hereby consents to and accepts the instructions set forth in the above Agreement for Purchase and Sale and Joint Escrow Instructions.

Chicago Title Insurance Company

By:      __________________________
Its:     __________________________

                    EXHIBIT A - LEGAL DESCRIPTION OF PROPERTY

LOT 29 OF TORREY PINES SCIENCE CENTER, UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 12845, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JULY 23, 1991.

AND

A NON-EXCLUSIVE EASEMENT FOR DRIVEWAY, FOR VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS OVER A PORTION OF LOT 30 AS FOLLOWS:

BEING A PORTION OF LOT 30 OF TORREY PINES SCIENCE CENTER, UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 12845 RECORDED ON JULY 23, 1991 ON FILE IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWESTERLY CORNER OF LOT 30, ALSO BEING A POINT ON A NON-TANGENT 799.00 FOOT RADIUS CURVE CONCAVE SOUTHEASTERLY, A RADIAL FROM SAID POINT BEARS SOUTH 63 degrees 04'32" EAST; THENCE ALONG THE ARC OF SAID CURVE SOUTHERLY 33.36 FEET THROUGH A CENTRAL ANGLE OF 02 degrees 23'32"; THENCE LEAVING SAID CURVE SOUTH 63 degrees 05'28" EAST 69.30 FEET; THENCE NORTH 26 degrees 55'08" EAST 42.47 FEET TO A POINT ON NORTHERLY LOT LINE OF SAID LOT; THENCE ALONG SAID LOT LINE NORTH 70 degrees 30'59" WEST 70.60 FEET TO THE POINT OF BEGINNING.

APN 340-180-19

                           EXHIBIT B -- EHS DOCUMENTS

1. To the extent held by Seller, all permits, planning permissions, registrations, or authorizations issued pursuant to federal, state or local law relating to the Seller's operation on the Property registrations or other documentation issued by any governmental agency with jurisdiction over environmental matters authorizing the business operations undertaken on the Property.

2. All non-privileged correspondence, notifications, reports, and applications filed by Seller or any affiliates or subsidiaries with federal, state or local agencies in the regarding any environmental or health and safety matter relating to operations on the Property.

3. All relevant documents of record relating to government inspections, investigations, information requests, claims of violation or liability under any environmental law or occupational health and safety law, i.e. reports of government agencies, notices of violation administrative orders, and consent orders, received during the prior three (3) years, or otherwise current in effect or unabated, related to operations on the Property.

4. All relevant documents of record relating to non-governmental claims under any environmental law, occupational health and safety law, or tort law arising from operations on the Property.

5. All corporate, operating group, or facility driven (self audit) environmental and health and safety audit reports and plan of action and resolution of findings relating to operations on the Property.

6. All documentation for the previous three years relating to the handling, storage, transportation, treatment and disposal of hazardous substances, off-site or on-site from the Property. "Hazardous Substances" includes all petroleum products, radioactive materials, commercial chemical products, toxic or infectious materials, hazardous waste, and rejected or returned goods. Such documentation includes, but is not limited to, the reports to government agencies, manifests, characterizations, and contracts with vendors for the previous 3 years.

7. All documents regarding historic or ongoing environmental investigations or remediation undertaken by or for the Seller with respect to the Property.

8. All documents related to historic or recent spills or releases to the environment of Hazardous Substances or pharmaceutical materials from process equipment, waste handling or disposal facilities, above or below ground transmission lines, underground storage tanks, above ground storage tanks, containers, container storage areas, waste storage areas, waste disposal areas, and motor vehicles and the loading and/or unloading areas.

9. All documents related to the presence, condition, management, disposition and replacement of asbestos containing materials, polychlorinated biphenyls, underground storage tanks, lead paint, radioactive materials, and ozone depleting substances. Such documentation includes existing plans to address or manage these materials currently and in the future.

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

10. All documents for the previous five years related to water supply or supplies including the information on the source or sources of water, permits, usage records, analyses, treatment records, monitoring reports, and submissions to government agencies.

11. All documents for the previous three years related to the handling and treatment of sanitary industrial wastewater (including stormwater), past and present, onsite or offsite; including but no limited to monitoring records, treatment studies, analyses, evaluations of off-site impacts, and submissions to government agencies.

12. All records for the previous five years related to the calculation, monitoring, analysis, modeling, off-site impact, treatment and control of air emissions, past and present.

13. All documents including surveys and audits performed by insurers and consultants pertaining to fire safety.

14. All documents related to complaints from neighbors regarding noise, odor, lights vibration or any other environmental matter.

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

                         EXHIBIT C -- FORM OF GRANT DEED

RECORDING REQUESTED BY:             )
AND WHEN RECORDED MAIL TO:          )
                                    )
                                    )
                                    )
--------------------------------------------------------------------------------
Tax Parcel No. ________               Above Space for Recorder's Use

                        The undersigned, Grantor, declares:
                        Documentary transfer tax is $______,
                        ( )     Computed on full value of property conveyed, or
                        ( )     Computed on full value less value of liens and
                                encumbrances remaining at time of sale.
                        ( )     Unincorporated area.

                                   GRANT DEED

         FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Science Park Center LLC, a California limited liability company, hereby grants to Pfizer Inc., a Delaware corporation, the following described real property ("Property") situated in the City of San Diego, County of San Diego, State of California.

                  See Exhibit "A" attached hereto and incorporated herein by this reference.

         This conveyance is made and accepted and the Property is hereby granted and conveyed subject to all matters of record.

         IN WITNESS WHEREOF, the Grantor has caused its name to be affixed hereto and this instrument to be executed by those thereunto duly authorized.

Dated:_______________     GRANTOR: Neurocrine Biosciences, Inc.,
                                   a Delaware corporation

                                   By:: __________________________________
                                        Paul W. Hawran, Executive Vice President
                                        and Chief Financial Officer

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

                          EXHIBIT D - FIRPTA AFFIDAVIT

                           TRANSFEROR'S CERTIFICATION
                              OF NON-FOREIGN STATUS

To inform PFIZER INC., a Delaware corporation (the "TRANSFEREE") that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("CODE") will not be required upon the transfer by NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("TRANSFEROR"), of real property to the Transferee, the undersigned hereby certifies the following on behalf of the
Transferor:

l. The Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder); and

2. The Transferor's U.S. employer or tax (social security) identification number is 33-0525145.

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

"TRANSFEROR"

                               NEUROCRINE BIOSCIENCES, INC.
                               a Delaware corporation

                               By:: __________________________________
                                    Paul W. Hawran, Executive Vice President and
                                    Chief Financial Officer

                                      1